FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES ACCELERATES

THE EXPIRATION OF
STOCKHOLDER RIGHTS PLAN

COLUMBUS, Ohio – Core Molding Technologies, Inc. (NYSE American: CMT) today announced that its board of directors voted to accelerate the expiration of the company’s stockholder rights plan to March 31,
2021 to

further enhance

the company's

corporate governance

profile. The

stockholder rights

plan was
originally scheduled to expire on April 20, 2021.

Stockholders do not have to take any action as a result of
this accelerated termination.

The decision to

accelerate the expiration

of the stockholder

rights plan

was the result

of careful analysis
including input from corporate

governance experts. The plan

was adopted in

April of 2020

to protect against
any potential future use of

coercive or abusive takeover techniques and

to help ensure that the Company’s
stockholders were not deprived

of the opportunity to

realize the full and

fair value of their

investment.

In
adopting the plan, the

Board had taken note

of the unprecedented impact of

the COVID-19 pandemic on the
Company, including

in the Company’s

stock price, the

substantial increase in

trading volume and

market
volatility, and

the significant impact

the pandemic had

across the manufacturing

industry.

At the time

of
adoption of

the plan

the Company’s

stock price

was trading

at approximately

$2.40 per

share. Shares
currently trade at approximately $11.50 per share, a 380% increase.

“The acceleration of the expiration of the

stockholder rights plan demonstrates the Board's commitment

to
best corporate governance practices. Our decision incorporates valuable shareholder feedback, while ensuring that we have appropriate measures and policies in place to manage our business effectively,”

said
David L. Duvall, president and chief executive officer.

About Core Molding Technologies,

Inc.

Core Molding

Technologies is

a manufacturer

of sheet

molding compound

("SMC") and

molder of
thermoset and

thermoplastic products.

The Company

operates in

one operating

segment as

a molder

of
thermoplastic and thermoset (plastic)

structural products. The Company's

operating segment consists of

two
component reporting units,

Core Traditional and Horizon

Plastics. The Company produces

and sells molded
products for varied

markets, including medium

and heavy-duty trucks,

automobiles, marine, construction
and other commercial markets. The Company offers customers a wide range of manufacturing processes to

fit various program volume and investment requirements.

These processes include compression molding of
SMC, bulk

molding compounds

("BMC"), resin

transfer molding

("RTM"), liquid

molding of
dicyclopentadiene ("DCPD"),

spray-up and

hand-lay-up, direct

long-fiber thermoplastics

("D-LFT") and
structural foam and

structural web injection

molding ("SIM"). Core

Molding Technologies

has its
headquarters in

Columbus, Ohio,

and operates

production facilities

in Columbus,

Ohio; Gaffney,

South
Carolina; Winona,

Minnesota; Matamoros

and Escobedo,

Mexico; and

Cobourg, Ontario,

Canada. For
further information, visit the company's website at www.coremt.com.